Filed Pursuant to Rule 433
Registration No. 333-160726
Dated December 1, 2010

ST. JUDE MEDICAL, INC.

Final Term Sheet

Issuer:	St. Jude Medical, Inc.

Title of Securities:	2.500% Notes due 2016

Format:	SEC Registered – Registration Statement No. 333-160726

Ranking:	Senior Unsecured

Principal Amount:	$500,000,000

Expected Settlement Date:	December 6, 2010 (T+3)

Trade Date:	December 1, 2010

Maturity Date:	January 15, 2016

Interest Payment Dates:	January 15 and July 15 of each year

First Payment Date:	July 15, 2011

Benchmark Treasury:	1.375% due November 30, 2015

Benchmark Treasury Price:	98-26¾

Benchmark Treasury Yield:	1.619%

Spread to Benchmark Treasury:	T + 90 basis points

Reoffer Yield:	2.519%

Coupon:	2.500% payable semi-annually

Price to Public:	99.907%

Day Count:	30/360

Minimum Denominations:	$1,000 x $1,000

Optional Redemption:	Make whole plus 15 basis points

CUSIP Number / ISIN Number:	790849 AH6 / US790849AH69

Joint Book-Running Managers:	Merrill Lynch, Pierce, Fenner & Smith Incorporated Mitsubishi UFJ Securities (USA), Inc. Wells Fargo Securities, LLC

Co-Managers:	RBS Securities Inc. Svenska Handelsbanken AB (publ) U.S. Bancorp Investments, Inc. Fifth Third Securities, Inc. PNC Capital Markets LLC

The Issuer has filed a Registration Statement on Form S-3 (including a base prospectus dated July 22, 2009, as supplemented by a preliminary prospectus supplement, dated December 1, 2010, the “Prospectus”) with the SEC for the offering to which this communication relates. Before you invest, you should read the Prospectus and the documents incorporated therein by reference that the Issuer has filed with the SEC for more complete information about the Issuer and this offering. You may obtain these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the Issuer, any underwriter or any dealer participating in the offering will arrange to send you the Prospectus and any document incorporated by reference in the Prospectus if you request it by calling Merrill Lynch, Pierce, Fenner & Smith Incorporated toll-free at 1-800-294-1322, or you may e-mail a request to dg.prospectus_distribution@bofasecurities.com; or by calling Mitsubishi UFJ Securities (USA), Inc. toll free at 1-877-649-6848; or by calling Wells Fargo Securities, LLC toll free at 1-800-326-5897, or you may email a request to prospectus.specialrequests@wachovia.com.

Any legends, disclaimers or other notices that may appear below are not applicable to this communication and should be disregarded. Such legends, disclaimers or other notices have been automatically generated as a result of this communication having been sent via Bloomberg or another system.